Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the following Registration Statements:

(1)	Registration Statement (Form S-3 No. 333-209584) of InfraREIT, Inc.,
(2)	Registration Statement (Form S-3 No. 333-209898) of InfraREIT, Inc., and
(3)	Registration Statement (Form S-8 No. 333-208383) pertaining to the 2015 Equity Incentive Plan of InfraREIT, Inc.;

of our reports dated February 27, 2019, with respect to the consolidated financial statements and schedule of InfraREIT, Inc. and the effectiveness of internal control over financial reporting of InfraREIT, Inc. and our report dated February 22, 2019 with respect to the consolidated financial statements of Sharyland Utilities, L.P. included in this Annual Report (Form 10-K) of InfraREIT, Inc. for the year ended December 31, 2018.

/s/ Ernst & Young LLP

Dallas, Texas

February 27, 2019